Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2002, except for Note 12, which is as of February 14, 2002, relating to the financial statements, which appears in the 2001 Annual Report to Stockholders of Universal Stainless & Alloy Products, Inc., which is incorporated by reference in Universal Stainless & Alloy Products, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 18, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers, LLP
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PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 27, 2002